Exhibit 99.1
Assurant Appoints Kevin Warren to Board of Directors
Former UPS executive strengthens depth of business expertise

ATLANTA, GA, November 20, 2024 – Assurant, Inc. (NYSE: AIZ), a leading global business services company that supports, protects and connects major consumer purchases, today announced the appointment of Kevin Warren, former chief marketing and customer experience officer at UPS, to its Board of Directors, effective January 15, 2025. Warren will serve on the company’s Compensation and Talent committee.

“We are pleased to welcome Kevin to our Board,” said Assurant Board of Directors Chair, Elaine Rosen. “His extensive background with UPS and Xerox brings deep expertise in customer experience, supply chain management, digital enablement, client operations, and strategic growth initiatives and will be a tremendous asset.”

Assurant president and CEO Keith Demmings added, “Kevin is a widely respected leader, and I look forward to his perspectives as we continue to grow and innovate Assurant.”

Warren previously served as chief marketing and customer experience officer at UPS, where he was responsible for the company’s U.S. and international marketing, digital marketing and infrastructure analytics, e-commerce strategy, The UPS Store®, revenue enablement, business planning, customer experience and brand relevancy. Prior to UPS, he spent more than three decades at Xerox Corporation, most recently as executive vice president and chief commercial officer. Warren is currently a member of the Fiserv, Inc. Board of Directors, where he serves as Audit committee chair and a member of the Talent and Compensation committee.

In addition to Warren’s appointment, long-time Board member Lawrence Jackson plans to retire, effective as of Assurant’s 2025 annual shareholder meeting, and Paget Alves will depart on January 15, 2025, as he takes a new role as CEO of Sorensen.

Rosen remarked, “Throughout their tenure, Lawrence and Paget have provided valuable insight and leadership that has helped shape the long-term strategic direction of our business and I want to personally thank them for their contributions and dedicated service.”

About Assurant

Assurant, Inc. (NYSE: AIZ) is a leading global business services company that supports, protects and connects major consumer purchases. A Fortune 500 company with a presence in 21 countries, Assurant supports the advancement of the connected world by partnering with the world’s leading brands to develop innovative solutions and to deliver an enhanced customer experience through mobile device solutions, extended service contracts, vehicle protection services, renters insurance, lender-placed insurance products and other specialty products.

Learn more at assurant.com.

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Media Contact:
Julie Strider
Vice President, Global Communications
julie.strider@assurant.com

Investor Relations Contact:
Sean Moshier
Vice President, Investor Relations
sean.moshier@assurant.com